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                                                                   EXHIBIT 99.1

[HARVEST NATURAL RESOURCES LOGO]                          FOR IMMEDIATE RELEASE

                           HARVEST NATURAL RESOURCES

                     FURTHER UPDATES VENEZUELAN PRODUCTION

         HOUSTON, Texas (December 18, 2002) - Harvest Natural Resources, Inc. (NYSE: HNR) today reported that as a result of the continued disruption in Venezuela, the Company is proceeding with its previously announced operations contingency plan. Production from the fields in the South Monagas Unit has been systematically reduced over the last five days and is currently at approximately 8,000 barrels of oil per day (bopd). Sales to PDVSA ceased on Saturday, December 14 th , and the Company today has about four days of storage capacity available at its own facilities before production would virtually cease.

         Harvest President and Chief Executive Officer, Dr. Peter J. Hill said "We are going through an orderly shutdown of our production to safeguard our staff, facilities and wells. Over the past two years, Harvest has reduced costs significantly and built substantial cash reserves. This gives us the financial flexibility to withstand any prolonged period of shutdown. We have delivered sales volumes for October, November plus the first 13 days of December. Field storage facilities, which hold production yet to be delivered for sale, contain approximately five days of future sales. While only two or three days notice is required to resume sales, there is no indication of when the political environment will stabilize to restart production and sales to PDVSA."

         Harvest Natural Resources, Inc. headquartered in Houston, Texas, is an international independent oil and gas development company with principal operations in Venezuela and Russia. For more information visit the Company's website at www.harvestnr.com.

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CONTACT:                                           Ken Dennard / kdennard@drg-e.com
Steven W. Tholen                                   Lisa Elliott / lelliott@drg-e.com
Senior Vice President, Chief Financial Officer     DRG&E
(281) 579-6700                                     (713) 529-6600
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This press release may contain "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities
Exchange Act of 1934. All statements other than statements of historical facts included in this release may constitute forward-looking statements. Although the
Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from the
Company's expectations due to changes in operating performance, project schedules, oil and gas demands and prices, and other technical and economic factors.


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